Exhibit 10.1

Bankrate, Inc.

2015 EQUITY COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of March 15, 2017 (the “Grant Date”), is entered into by and between Bankrate, Inc., a Delaware corporation (the “Company”), and [NAME], an employee of the Company (the “Participant”).

WHEREAS, the Bankrate, Inc. 2015 Equity Compensation Plan (the “Plan”) provides for grants of Restricted Stock Units; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has decided to make a grant of RSUs (as defined below) to the Participant in order to promote the best interests of the Company and its stockholders on the terms and conditions set forth in this Agreement, conditioned on the Participant’s execution of this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.

Restricted Stock Unit Grant.  The Company hereby grants to the Participant [NUMBER] Restricted Stock Units (the “RSUs”), subject to the terms and conditions of this Agreement and the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other restrictions, if any, as may be imposed by law.

2.	Definitions. All capitalized terms used herein shall have the same meaning as in the Plan, except as otherwise expressly provided.
3.	Vesting and Forfeiture.
(a)

Service Vesting.  Except as otherwise set forth in this Agreement, the RSUs shall vest in three equal annual installments on each of the first, second, and third anniversaries of the Grant Date (each, a “Vesting Date”), in each case, subject to the Participant’s continued employment with the Company and its Affiliates through the applicable Vesting Date.

(b)	Termination of Service.
(i)

General.  Except as otherwise provided in Sections 3(b)(ii) and 3(b)(iii) of this Agreement, if the Participant incurs a Termination of Service, any then outstanding and unvested RSUs shall be automatically and immediately forfeited for no consideration.

(ii)

Death or Disability; Termination without Cause Prior to a Change in Control.  Notwithstanding Section 3(b)(i) of this Agreement, if the Participant incurs a Termination of Service prior to the final Vesting Date that is due to the Participant’s death or Disability, or due to a termination by the Company without Cause that occurs prior to a Change in Control, any unvested RSUs that would have vested on the next Vesting Date following the date of such termination shall vest as of such termination, and all other unvested RSUs shall be forfeited as of such termination.

(iii)

Termination without Cause or Resignation with Good Reason Following a Change in Control.  Notwithstanding Section 3(b)(i) of this Agreement, if the Participant incurs a Termination of Service following the occurrence of a Change in Control due to (A) a termination by the Company without Cause or (B) a termination by the Participant with Good Reason (as defined in Section 3(b)(iv) of this Agreement), all unvested outstanding RSUs shall immediately vest.

(iv)

Definition of Good Reason.  For purposes of this Agreement, “Good Reason” shall mean: (A) if the Participant is party to an employment, consulting or services agreement with the Company that defines “good reason,” the definition of “good reason” set forth therein, and (B) if the Participant is not party to any such agreement, the occurrence of any of the following events: (1) a reduction in the Participant’s base salary or  incentive compensation opportunity, (2) a material diminution in the Participant’s title, position, or duties, or (3) a relocation of the Participant’s principal place of employment that increases the Participant’s one-way commute by at least 35 miles; provided,  however, that the Participant’s termination shall not be considered to be with Good Reason unless (x) the Participant provides the Company with written notice of the event giving rise to the claim of Good Reason within 30 days following the occurrence of such event, (y) such event is not corrected, in all material respects, by the Company within 30 days following receipt of such notice, and (z) the Participant incurs a Termination of Service not more than 30 days following the expiration of such correction period.

4.

Nontransferability.  The RSUs acquired by the Participant pursuant to this Agreement shall not be sold, transferred, pledged, assigned, or otherwise encumbered or disposed of, except as provided herein and in the Plan.

5.

Settlement.  Subject to Section 7 of this Agreement,  the Company shall issue one Share to the Participant for each RSU that becomes vested hereunder within 30 days following the applicable Vesting Date.

6.

No Voting Rights; Dividend Equivalents.  Until such time as the RSUs have been settled pursuant to Section 5 of this Agreement and the underlying Shares have been delivered to the Participant, and the Participant has become the holder of such Shares, the Participant shall have no rights as a stockholder, including, without limitation, any right to dividends or other distributions or any right to vote.  Notwithstanding the foregoing,  if the Company declares an ordinary cash dividend the record date of which occurs while the RSUs are outstanding, the Participant shall be credited a cash dividend equivalent in an amount equal to the dividend that would have been paid on the Shares underlying the RSUs had such Shares been outstanding on such record date.  Any such dividend equivalents shall be subject to the same vesting conditions applicable to the underlying RSU with respect to which they accrue, and shall, if the underlying RSU vests, be paid no later than 30 days following the applicable Vesting Date.

7.

Certain Tax Matters.  The Participant expressly acknowledges that the settlement of the RSUs acquired hereunder, and the payment of dividend equivalents with respect to the RSUs, may give rise to “wages” subject to withholding and agrees that the minimum withholding required by law shall be satisfied by the Participant surrendering to the Company a portion of the Shares that are issued or transferred to the Participant upon the settlement of the RSUs or cash in respect of dividend equivalents that is paid upon settlement of the RSUs (and, at the Company’s election, the Company may withhold and remit to the tax authorities additional Shares or cash, as applicable, so long as the aggregate withholdings do not exceed the amount of tax that would be due based upon the highest statutory tax rate in the applicable jurisdiction).  Any Shares so surrendered by the Participant shall be credited against any such withholding obligation at the Fair Market Value of such Shares on the date of such surrender (and the amount equal to the Fair Market Value of such Shares shall be remitted to the appropriate tax authorities).

8.

Governing Law; Captions.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

9.

Plan.  The RSUs are granted pursuant to the Plan, which is incorporated herein by reference, and the RSUs shall, except as otherwise expressly provided herein, be governed by the terms of the Plan.  In the event of a conflict between the provisions of this Agreement and the terms of the Plan, the terms of the Plan shall control.  The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.  The Participant and the Company each acknowledge that this Agreement (together with the Plan) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.

No Employment Rights.  This Agreement shall not create any right of the Participant to continued employment or limit the right of the Company to terminate the Participant’s employment at any time and shall not create any right of the Participant to employment with the Company.

11.	Amendment. This Agreement may be amended only by mutual written agreement of the parties.
12.

Assignment.  This Agreement is personal to the Participant and, without the prior written consent of the Company, shall not be assignable by the Participant other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
13.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
14.

No Waiver.  The Participant’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

15.

Section 409A of the Code.  It is intended that the RSUs granted pursuant to this Agreement and the provisions of this Agreement be exempt from or comply with Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

16.

Unfunded Plan.  This Award is unfunded and the Participant shall be considered an unsecured creditor of the Company with respect to the Company’s obligations, if any, to issue Shares pursuant to this Agreement (including, without limitation, as to any RSUs that vest).  Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Participant and the Company or any other person.

17.

Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BANKRATE, INC.

By: _____________________________________
      Name:

      Title:

PARTICIPANT

________________________________________

[PARTICIPANT NAME]

[Signature Page to RSU Agreement]